UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 17, 2012

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 17, 2012, Cisco Systems, Inc. (“Cisco”) entered into a Credit Agreement (the “Credit Agreement”) by and among Cisco, certain lenders party thereto (the “Lenders”), Bank of America, N.A., as administration agent, swing line lender and a letter of credit issuer. The Credit Agreement is the successor to the Prior Credit Facility (as defined below), which was terminated on February 17, 2012.

The Credit Agreement provides for a $3 billion unsecured revolving credit facility (the “Facility”) that is scheduled to expire on February 17, 2017. Cisco may also, upon the agreement of either the then existing Lenders or of additional lenders not currently parties to the Credit Agreement, increase the commitments under the Facility up to a total of $5 billion, and/or extend the expiration date of the Facility up to February 17, 2019. At this time, Cisco has not borrowed any funds under the Credit Agreement.

The interest rate applicable to outstanding balances under the Credit Agreement will be based on either (i) the higher of (a) the Federal Funds rate plus 0.50%, (b) Bank of America’s “prime rate” as announced from time to time or (c) the London interbank offered rate (“LIBOR”) for an interest period of one month plus 1.00%, or (ii) LIBOR plus a margin that is based on Cisco’s senior debt credit ratings as published by Standard & Poor’s Financial Services, LLC and Moody’s Investors Service, Inc. Cisco will pay an annual commitment fee during the term of the Credit Agreement which may vary depending on Cisco’s credit ratings.

The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of liens and secured indebtedness, and limitations on incurrence of any indebtedness by Cisco’s subsidiaries. In addition, the Credit Agreement requires that Cisco maintain a ratio of consolidated EBITDA to consolidated interest expense of not less than 3.00 to 1.00.

The Credit Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding loans and all other obligations under the Credit Agreement immediately due and payable.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Citigroup Global Markets, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint lead arrangers and joint book managers for the Facility.

Cisco and its affiliates maintain various commercial and service relationships with certain of the Lenders and their affiliates in the ordinary course of business. In the ordinary course of their respective businesses, certain of the Lenders and the other parties to the Credit Facility and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with Cisco and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with its entry into the Credit Agreement, Cisco terminated its five-year $3 billion unsecured revolving credit facility, dated August 17, 2007, with the lenders party thereto and Bank of America N.A., as administration agent, swing line lender and a letter of credit issuer, as amended (the “Prior Credit Facility”). No borrowings were outstanding at the termination of the Prior Credit Facility.

Cisco and its affiliates maintain various commercial and service relationships with certain of the lender parties under and the other parties to the Prior Credit Facility and their respective affiliates in the ordinary course of business. In the ordinary course of their respective businesses, certain of the lenders under and the other parties to the Prior Credit Facility and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with Cisco and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 17, 2012, Cisco entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

10.1	Credit Agreement dated as of February 17, 2012, by and among Cisco Systems, Inc., the Lenders party thereto, and Bank of America, N.A., as administration agent, swing line lender and an L/C issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: February 17, 2012	By:	/s/ Evan Sloves
	Name:	Evan Sloves
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of February 17, 2012, by and among Cisco Systems, Inc., the Lenders party thereto, and Bank of America, N.A., as administration agent, swing line lender and an L/C issuer.